Sub-Item 77O

Dreyfus Premier Investment Funds, Inc.
Dreyfus Global Real Estate Securities Fund

On July 13, 2011, Dreyfus Global Real Estate Securities Fund, a series of Dreyfus Premier Investment Funds, Inc. (the "Fund"), purchased 19,360 common shares of beneficial interest issued by CommonWealth REIT (CUSIP No.: 203233101) (the "Common Shares") at a purchase price of $24.00 per share including an underwriting discount of $1.02 per share. The Common Shares were purchased from Citigroup Global Markets, Inc, a member of the underwriting syndicate of which BNY Mellon Capital Markets, LLC, an affiliate of the Fund's investment adviser, was also a member. BNY Mellon Capital Markets, LLC, received no benefit in connection with the transaction. The following is a list of the syndicate's members:

Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Jefferies & Company, Inc.
RBC Capital Markets, LLC
UBS Securities LLC
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
Janney Montgomery Scott LLC
JMP Securities LLC
Oppenheimer & Co. Inc.
Banco Bilbao Vizcaya Argentaria, S.A.
BNY Mellon Capital Markets, LLC
Capital One Southcoast, Inc.
Comerica Securities, Inc.
SMBC Securities, Inc.
Mitsubishi UFJ Securities (USA), Inc.
PNC Capital Markets LLC
Santander Investment Securities Inc.
Scotia Capital (USA) Inc.

Accompanying this statement are materials presented to the Board of Directors for the Fund, which ratified the purchase in compliance with the Fund’s Rule 10f-3 Procedures, at s Board meeting held on December 8, 2011. These materials include additional information about the terms of the transaction.

EXHIBIT B

PRE-PURCHASE APPROVAL FORM

PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE

Used for compliance with Rule 10f-3 and/or Rule 23B

1. Account/Fund Name: Dreyfus Global Real Estate Securities Fund
2. Anticipated Purchase Date: 7/13/2011
3. Total Net Assets of Account/Fund: 216,707,703.15 as of 7/12/11
4. Type and Description of Security to be Purchased: Commonwealth REIT (CWH), common stock
5. Credit Rating of Security (Rating/Rating Agency): ____
6. Name of Underwriting Syndicate Dealer Effecting Transaction: Citigroup
7. Name of Affiliated Underwriter in Underwriting Syndicate: BNY Mellon Capital
8. Issue Size: 10,000,000 shs ($240,000,000)
9. CUSIP: 203233101
10. Amount Purchased by Account/Fund: 19,360
11. Percentage of Principal Amount of Offering Purchased by Account/Fund: 0.194%
12. Amount Purchased as a Percentage of Account/Fund Assets: 0.214%
13. Purchase Price of Securities (if at par, so state): $24.00
14. Commission/Spread Received by Principal Underwriters: $0.61
15. Yield (as applicable): ____%
16. Average Yield of Security Purchased by Non-affiliated Entities on Date of Purchase ____%
17. The Affiliated Purchase Should be Reported to the BOD of which Entities: The Bank of New York Mellon (Asset Management); BNY Mellon, NA (Wealth Management) ____; Other (Describe) ____
Mutual Fund Purchases Only: ____.

1. Was Price paid for all block purchases the same for all participants? (Must be Yes): Yes
2. Was Security Purchased on Offer Date? (Must be Yes): Yes
3. Was Issuer in continuous operation for at least 3 years? (Must be Yes): Yes
4. Was the Offering Part of firm commitment by Underwriter? (Must be Yes): Yes
5. Did affiliated Underwriter benefit directly from the Purchase? (Must be No): No
6. Was the Commission or Spread paid reasonable as compared to Transactions with non-affiliated Parties? (Must be Yes): Yes

REPRESENTATIONS (Check box to make specific affirmation of all points listed below OR Trade Can Not Be Made) ☑

This transaction complies with all applicable provisions of the *Policy For Fiduciary Account Purchases Of Securities Underwritten By An Affiliate*?

- **This purchase will not be designated as a "group sale" (i.e, affiliated underwriter does not receive commissions from the unaffiliated broker/dealer) or otherwise allocated to the affiliated underwriter's account and the purchase of these securities will not benefit a direct or indirect affiliate entity of BNY Mellon.**
- The decision to enter into this transaction is based solely on the best interests of the account/fund and not upon the interests of any BNY Mellon affiliate or any other party, including, without limitation, another party to the transaction.
- The securities will be purchased prior to the end of the first day on which any sales are made, at a price that will not be more than the price paid by each other purchaser of the securities in that offering or any concurrent offering of the securities. If the securities are offered for subscription upon exercise of rights, the securities will be purchased on or before the fourth day preceding the day on which the rights offering terminated.
- The underwriting Affiliate indicates that its share of **equity securities does not exceed 5% of the entire offering.**
- The adviser has determined that the securities purchased are in accordance with Rule 10f-3 policies and procedures in which the applicable fund is permitted to invest in its prospectus. **Per Rule 10f-3, mutual fund purchases of fixed income and equity securities are limited to 25% of the offering.**
- **Note: If transaction pertains to an account governed by ERISA, Exhibit C, ERISA checklist per DOL PTE 75-1 must be completed and submitted as required. Please check box ☐ if Exhibit C is required—if so, please complete and submit.**

LOB Asset Management Unit (Print) Urdang Securities Management, Inc

AND

LOB Portfolio Manager Name (Print) Dean Frankel Signature [signature] Date 7-14-11

AND

LOB CIO/COO Name (Print) Richard Ferst Signature [signature] Date 7-14-11

AND

Chief Compliance Officer Name (Print) R. Joseph Law Signature [signature] Date 7/14/11

Information Classification: **Internal** Effective 21 January 2008

Corporate Policy Directory I-G.046—Fiduciary Account Purchases of Securities Underwritten by an Affiliate

Copyright 2008–2009 The Bank of New York Mellon Corporation. All rights reserved.

Page 7 (11 pages total)

Table of Contents

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-159995

PROSPECTUS SUPPLEMENT
(To prospectus dated June 15, 2009)

10,000,000 Shares

CommonWealth REIT

Common Shares of Beneficial Interest

We are offering 10,000,000 common shares of beneficial interest. Our common shares are listed on the New York Stock Exchange under the symbol "CWH." The last reported sale price on July 12, 2011 was $25.41 per share.

Investing in our common shares involves risks that are described in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2010, or our Annual Report.

	Per Share	Total
Public offering price	$ 24.00	$ 240,000,000
Underwriting discount	$ 1.02	$ 10,200,000
Proceeds, before expenses, to CommonWealth REIT	$ 22.98	$ 229,800,000

The underwriters may also purchase from us up to an additional 1,500,000 common shares, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The common shares will be ready for delivery on or about July 18, 2011.

Joint Book-Running Managers

Citi **Morgan Stanley** **Wells Fargo Securities**

Co-Lead Managers

BofA Merrill Lynch
Jefferies
RBC Capital Markets
UBS Investment Bank

Co-Managers